EXHIBIT 99.1

CONTACT: GARRY RIDGE

PHONE: 619-275-9324

WD-40 COMPANY REPORTS RECORD SALES FOR YEAR

SAN DIEGO, Oct. 18 /PRNewswire-FirstCall/ — WD-40 Company (Nasdaq: WDFC) today reported its fourth-quarter earnings and announced record sales for the fiscal year ended August 31, 2006.

Net sales for the year were $286.9 million, an increase of 9.0% over $263.2 million last year. Net income for the year was $28.1 million compared to $27.8 million last year, an increase of 1.1%. Earnings per share for the year grew 0.5% to $1.66 compared to $1.65 per share last year. Fiscal year 2006 results include the expensing of stock options, which were not included in previous years. Fiscal year stock options expense, after tax, was $1.3 million or 8 cents per share.

“We are pleased with both our sales progress for the year and the fact that we met or exceeded our annual guidance in all areas,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “For the year, we continued to feel the impact from increases in cost of goods as well as our decision to ramp up our investments in marketing and R&D,” Ridge added.

Net sales for the fourth quarter were $75.2 million, a decrease of 1.5% from sales of $76.3 million in the fourth quarter last year.

Net income for the fourth quarter was $6.3 million, a decrease of 39.9% compared to the same period last year. Earnings per share for the quarter were $0.37 compared to $0.63 for the prior year’s quarter. Stock options expense, after tax, in the fourth quarter was $0.3 million or 2 cents per share.

“Our fourth quarter didn’t track along in proportion with our historical sales patterns as a result of the timing of promotions and new product introductions, Ridge said. “We also invested more in marketing to support innovations introduced over the past year. We expect that investment to help our brands going forward.”

Fiscal Year 2007 Guidance

In fiscal year 2007, WD-40 Company expects net sales to grow 7%-13% to $307-$324 million. WD-40 Company expects net income of $29.1—$31.6 million in 2007, achieving earnings per share between $1.70 to $1.85 based on an estimated 17.1 million shares outstanding. Fiscal year 2007 outlook reflects the impact of the company’s move to open a direct operation in China. The investment in China is expected to reduce net income in 2007 by approximately $1.0 million, or 6 cents per share.

“We are pleased to report that we are making great progress in opening our direct operations in China,” Ridge said.

“While we continue to look for acquisitions that meet our guidelines for success, we feel the investments we are making in China now are similar to an acquisition, but they impact the P&L, more so than the balance sheet.”

As previously announced, the board of directors of WD-40 Company declared a regular quarterly dividend on Friday, October 6, 2006 of 22 cents per share, payable October 31, 2006, to shareholders of record on October 17, 2006.

Total sales for the quarter were 64% from the Americas, 28% from Europe and 8% from Asia/Pacific.

In the Americas, sales for the fourth quarter were down 6.7% from a year ago and up 6.1% on a year-to-date basis.

“We had solid growth for the year in Canada and Latin America, driven by lubricant sales,” Ridge said. “US sales growth was spurred by household products.”

In Europe, sales were up 10.3% for the fourth quarter and up 15.7% for the year.

“While we continued our strong growth in all of our direct markets in Europe, we also had double-digit growth in our distributor markets in that region,” Ridge said. “The success we have had in our European markets clearly demonstrates how investments in building our business in growth markets pays off for the long-term.”

In the Asia/Pacific region, sales for the fourth quarter were up 5.1% from comparable period last year and sales for the year were up 12.1% over last year.

Global sales of the lubricants WD-40 and 3-IN-ONE Oil(R) in the fourth quarter were $50.2 million, down 1.2%, and $190.5 million for the year, up 9.4%.

“This is the fourth year in a row where we have grown our lubricant business by more than 8% across the globe,” Ridge said.

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were up 1.6% to $1.9 million for the fourth quarter, and for the year were $6.6 million, down 4.1%.

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R), Spot Shot(R) and 1001(R) were $23.1 million during the fourth quarter, down 2.3%, and were $89.8 million year to date, up 9.2% from last year.

“We had solid growth for the year across the globe in all of our household products as we continue our strategy of innovation followed by distribution,” Ridge said.

“We only see one market, and that is the global marketplace,” Ridge said. “That is why we continue to invest in innovations that will not only help maintain our base business, but will also fuel future growth in our existing markets and allow us to enter new markets.”

WD-40 Company also reported that its return on invested capital (ROIC) was 17.1% in 2006 compared to 18.4% last fiscal year. Stock options expense in 2006 reduced ROIC by 0.7%.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the fortress of brands of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $286.9 million in 2006. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the fluctuation in advertising and promotion expenditures and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Operations

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005
Net sales	$75,169,000	$76,314,000	$286,916,000	$263,227,000
Cost of products sold (1)	38,778,000	38,388,000	148,516,000	133,833,000

Gross profit	36,391,000	37,926,000	138,400,000	129,394,000
Operating expenses:
Selling, general and administrative	19,787,000	15,992,000	71,767,000	63,529,000
Advertising and sales promotion	5,982,000	4,534,000	20,079,000	17,893,000
Amortization of intangible asset	138,000	134,000	532,000	552,000

Income from operations	10,484,000	17,266,000	46,022,000	47,420,000
Other income (expense):
Interest expense, net	(692,000)	(1,097,000)	(3,503,000)	(5,133,000)
Other (expense) income, net	(65,000)	119,000	339,000	578,000

Income before income taxes	9,727,000	16,288,000	42,858,000	42,865,000
Provision for income taxes	3,405,000	5,765,000	14,746,000	15,067,000

Net income	$6,322,000	$10,523,000	$28,112,000	$27,798,000

Earnings per common share:
Basic	$0.37	$0.63	$1.67	$1.67

Diluted	$0.37	$0.63	$1.66	$1.65

Weighted average common shares outstanding, basic	16,900,319	16,679,664	16,784,473	16,629,057

Weighted average common shares outstanding, diluted	17,074,942	16,810,508	16,912,355	16,807,399

Dividends declared per share	$0.22	$0.22	$0.88	$0.84

(1)	Includes cost of products acquired from related party of $9,783,000 and $10,702,000 for the three months ended August 31, 2006 and 2005, respectively; and $41,004,000 and $38,384,000 for the fiscal years ended August 31, 2006 and 2005, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

	August 31, 2006	August 31, 2005
Assets
Current assets:
Cash and cash equivalents	$45,206,000	$37,120,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,839,000 and $1,506,000	44,491,000	44,487,000
Product held at contract packagers	1,385,000	1,814,000
Inventories	15,269,000	8,041,000
Current deferred tax assets, net	4,331,000	2,946,000
Other current assets	4,858,000	6,784,000

Total current assets	115,540,000	101,192,000
Property, plant and equipment, net	8,940,000	8,355,000
Goodwill	96,118,000	95,858,000
Other intangibles, net	42,722,000	42,884,000
Investment in related party	972,000	1,112,000
Other assets	4,183,000	4,852,000

	$268,475,000	$254,253,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,714,000
Accounts payable	11,287,000	13,671,000
Accounts payable to related party	463,000	1,945,000
Accrued liabilities	11,678,000	14,058,000
Accrued payroll and related expenses	7,485,000	3,828,000
Income taxes payable	2,040,000	2,484,000

Total current liabilities	43,667,000	46,700,000
Long-term debt	53,571,000	64,286,000
Deferred employee benefits and other long-term liabilities	1,895,000	1,838,000
Long-term deferred tax liabilities, net	13,611,000	11,363,000

Total liabilities	112,744,000	124,187,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,510,668 and 17,222,410 shares issued	17,000	17,000
Paid-in capital	62,322,000	52,990,000
Unearned stock-based compensation	—	(136,000)
Retained earnings	103,335,000	89,983,000
Accumulated other comprehensive income	5,083,000	2,238,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	155,731,000	130,066,000

	$268,475,000	$254,253,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

	Fiscal Year Ended August 31,
	2006	2005
Cash flows from operating activities:
Net income	$28,112,000	$27,798,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,467,000	3,007,000
Gains on sales and disposals of property and equipment	(38,000)	(24,000)
Deferred income tax expense	1,396,000	3,474,000
Tax benefit from exercise of stock options	—	377,000
Excess tax benefits from exercise of stock options	(503,000)	—
Distributions received and equity losses (earnings) from related party, net	140,000	(180,000)
Stock-based compensation	1,836,000	22,000
Changes in assets and liabilities:
Trade accounts receivable	1,146,000	(3,635,000)
Product held at contract packagers	429,000	161,000
Inventories	(6,889,000)	(1,655,000)
Other assets	1,976,000	(970,000)
Accounts payable and accrued expenses	(1,621,000)	3,262,000
Accounts payable to related party	(1,481,000)	14,000
Income taxes payable	147,000	(125,000)
Deferred employee benefits and other long-term liabilities	80,000	38,000

Net cash provided by operating activities	28,197,000	31,564,000

Cash flows from investing activities:
Purchases of short-term investments	(31,675,000)	—
Sales of short-term investments	31,675,000	—
Proceeds from collections on note receivable	125,000	50,000
Capital expenditures	(2,947,000)	(3,101,000)
Proceeds from sales of property and equipment	267,000	162,000

Net cash used in investing activities	(2,555,000)	(2,889,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,714,000)	(10,000,000)
Proceeds from issuance of common stock	7,018,000	2,839,000
Excess tax benefits from exercise of stock options	503,000	—
Dividends paid	(14,760,000)	(13,967,000)

Net cash used in financing activities	(17,953,000)	(21,128,000)

Effect of exchange rate changes on cash and cash equivalents	397,000	140,000

Increase in cash and cash equivalents	8,086,000	7,687,000
Cash and cash equivalents at beginning of period	37,120,000	29,433,000

Cash and cash equivalents at end of period	$45,206,000	$37,120,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005
Net income	$6,322,000	$10,523,000	$28,112,000	$27,798,000
Other comprehensive income (loss):
Equity adjustment from foreign currency translation, net of tax	1,387,000	(87,000)	2,845,000	579,000

Total comprehensive income	$7,709,000	$10,436,000	$30,957,000	$28,377,000

WD-40 Company

Return on Invested Capital

In addition to GAAP measures, WD-40 Company management believes that the quality of business performance can also be illustrated by its Return on Invested Capital (ROIC).

Return on Invested Capital is important to investors because it provides an indication as to how well a company is utilizing the resources invested in a business. Long-term economic value is created by companies with Returns on Invested Capital that exceed the company’s weighted average cost of capital.

Return on Invested Capital is calculated as follows:

ROIC = Net Operating Profit After Tax ÷ Average Total Assets less other cash minus non-interest bearing liabilities

•	Net Operating Profit After Tax = Operating Income + Amortization – Tax

•	Average Total Assets = (Beginning Total Assets + Ending Total Assets) divided by 2

•	Other Cash = Total Cash – Transactional Cash representing 3% of Annual Net Sales

•	Non-interest bearing Liabilities = Accounts Payable + Accrued Liabilities + Accrued Payroll & Related + Income Tax Payable

The calculation is illustrated below.

Worldwide	FY04	FY05	FY06
Net Sales	242,467	263,227	286,916
Operating Profit	45,449	47,420	46,022
Net Income	25,643	27,798	28,112
Amortization	224	552	532
Tax Rate	34.0%	35.2%	34.4%
NOPAT = Op Inc + Amort after Tax	30,144	31,110	30,536
Total Assets (beginning)	236,658	236,775	254,253
Total Assets (ending)	236,775	254,253	268,475
Total Assets (average)	236,717	245,514	261,364
Cash	29,433	37,120	45,206
Transactional cash 3% of net sales	7,274	7,897	8,607
Other Cash	22,159	29,223	36,599
Non-interest bearing liabilities:
Accounts Payable	13,836	15,616	11,750
Accrued Liabilities	12,151	14,058	11,678
Accrued Payroll & Related	3,935	3,828	7,485
Income Tax Payable	2,613	2,484	2,040
Long-term Deferred Tax	4,853	11,363	13,611
Total Non-interest Bearing Liabilities:	37,388	47,349	46,564

Return on Invested Capital (ROIC)	17.0%	18.4%	17.1%